UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

National Health Investors, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NATIONAL HEALTH INVESTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, MAY 4, 2021 AT 2:00 PM CDT

To Our Shareholders:

    We cordially invite you to attend the Annual Meeting of the Shareholders (the “Meeting”) of National Health Investors, Inc. (“NHI” or the “Company”). The Meeting will be held virtually on Tuesday, May 4, 2021, at 2:00 pm CDT, for the following purposes:

(1)    To re-elect three directors, Charlotte Swafford, Robert T. Webb and D. Eric Mendelsohn, each of whom are current directors of the Company;

(2)    To approve, on an advisory basis, the compensation paid to our named executive officers;

(3)    To ratify the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

(4)    To transact such other business as may properly come before the Meeting or any continuances of it.

The Board of Directors has fixed the close of business on Friday, March 12, 2021 (the “Record Date”), for the determination of shareholders who are entitled to vote at the Meeting, including any continuances. Shareholders of record on the Record Date, will be able to attend the virtual shareholder meeting by going to www.virtualshareholdermeeting.com/NHI2021 and entering the 16-digit control number found on your proxy card. Guests may join the virtual shareholder meeting in a listen-only mode. No control number is required.

Additional details on participating in the annual shareholder meeting include the following:

•Access the meeting platform beginning at 1:30 pm CDT on May 4, 2021;
•To submit a question during the meeting, visit www.virtualshareholdermeeting.com/NHI2021, enter your 16-digit control number and type your question into the “Ask a Question” field and click “Submit”; and
•If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page. Technical support will be available beginning at 1:30 pm CDT on May 4, 2021.

To assure your representation at the Meeting, the Board of Directors solicits votes by the execution and prompt return of the proxy in the enclosed return envelope by mail or by use of our telephone or Internet voting procedures. Any shareholder attending the virtual Meeting may vote during the Meeting even if he or she has returned a proxy. Whether you are able to attend the Meeting or not, we urge you to indicate your vote as follows:

*    FOR the election of Ms. Swafford, Mr. Webb and Mr. Mendelsohn as Directors of NHI;

*    FOR the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement; and

*    FOR ratification of the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021.

As always, we encourage you to vote your shares prior to the annual meeting.

By order of the Board of Directors,

/s/ Susan Sidwell
Corporate Secretary
Murfreesboro, Tennessee
March 25, 2021

NATIONAL HEALTH INVESTORS, INC.
222 Robert Rose Drive
Murfreesboro, Tennessee 37129

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of National Health Investors, Inc. (“NHI” or the “Company”) to be voted at the Annual Meeting (the “Meeting”) of the Shareholders on Tuesday, May 4, 2021, commencing at 2:00 pm CDT and at any continuances of the Meeting. The Meeting will be held virtually at www.virtualshareholdermeeting.com/NHI2021. Shareholders desiring to login to the Annual Meeting will have two options: You can join as a “Shareholder” or you can join as a “Guest.” If you join as a “Shareholder,” you must enter the 16-digit control number found on your proxy card or notice you receive. Once properly admitted to the meeting, all shareholders of record as of the record date will be able to submit questions and vote their shares by following the instructions that will be available on the virtual meeting website. Individuals interested in attending the virtual meeting who do not have a control number or who are not a shareholder may attend the Annual Meeting as a guest but will not have the option to ask questions or participate in the vote. Technical support will be available on the virtual Annual Meeting platform at www.virtualshareholdermeeting.com/NHI2021 beginning at 1:30 pm CDT on May 4, 2021 by calling 844-976-0738 (US) or 303-562-9301 (International). The technical support offered through this service is designed to address difficulty related to the virtual meeting website and it is recommended to contact your broker should you be unable to locate your control number. It is anticipated that this proxy statement and the form of proxy solicited on behalf of our Board of Directors will be filed with the Securities and Exchange Commission (“SEC”) and an accompanying Notice mailed to our shareholders on March 25, 2021.

It is the Company’s desire to conduct a safe and informative Meeting. In that interest, NHI intends to observe the Rules of Conduct made available on the virtual meeting website. Any deliberate violation of these Rules of Conduct or an attempt to disrupt the meeting will be considered cause for expulsion from the meeting or the question-and-answer session. The Chairman will exercise his judgment on any procedural matters not addressed in these Rules of Conduct.

Why am I receiving this proxy statement and proxy form?

As permitted by the SEC, we are making this proxy statement and our 2020 Annual Report on Form 10-K (the “2020 Annual Report”) available to our shareholders electronically via the Internet. If you received a Notice by mail, you will not automatically receive a printed copy of the proxy material in the mail. Instead, the Notice instructs you how to access and review on the Internet all of the important information contained in the proxy statement and 2020 Annual Report. The Notice also instructs you how to submit your vote over the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice.

You are receiving the Notice by mail or this proxy statement and proxy form because you own shares of National Health Investors, Inc. common stock. This proxy statement describes issues on which you are entitled to vote. When you sign the proxy form, you appoint D. Eric Mendelsohn, the Company’s Chief Executive Officer, and John L. Spaid, the Company’s Chief Financial Officer, or either of them, as your representative at the Meeting. Mr. Mendelsohn and Mr. Spaid will vote your shares at the Meeting as you have instructed on the proxy form. This way, your shares will be voted even if you cannot attend the Meeting.

If your shares are not voted at the Meeting, by telephone or on the Internet, they cannot be voted on your behalf. Even if you expect to attend the Meeting, in order to ensure that your shares are represented, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, sign and date the enclosed proxy form and return it promptly.

If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the owner of record, you may not vote these shares at the Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Who is soliciting my proxy and who is paying the cost of the solicitation?

The Company’s Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at the Meeting. Certain of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or on a remote basis during the Meeting. The Company will pay for the costs of solicitation. As of the date of this proxy statement, we do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to the beneficial owners of our common stock. We utilize the services of Broadridge Financial Solutions Inc. to disseminate our proxy materials at an estimated cost of $100,000.

What am I voting on?

At the Meeting you will be asked to vote on three proposals: The first proposal is the re-election of three Directors to serve a three-year term on the Company’s Board of Directors. The second proposal is a non-binding advisory approval of the Company’s executive compensation as described in this proxy statement. The third proposal is the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

Who is entitled to vote?

Only shareholders of record at the close of business on Friday, March 12, 2021 (the “Record Date”) are entitled to notice of and to vote at the Meeting or any continuances. We have no class or series of shares currently outstanding other than our common stock. Each holder of the shares of our common stock is entitled to one vote per share on all matters properly brought before the Meeting. Shareholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

How do I vote?

You may vote your shares either at the virtual Meeting (as described in the paragraph immediately below), by telephone, on the Internet or by proxy. If you duly execute and return a proxy in the accompanying form or use our telephone or Internet voting procedures to authorize the named proxies to vote your shares, those shares will be voted as specified, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope provided. Instructions for voting on the Internet or by telephone may be found in the proxy voting instructions included in the Notice. If your shares are registered in your own name and you attend the Meeting, you may vote your shares on a remote basis during the Meeting.

Shareholders of record will be able to attend and vote at the Meeting by visiting www.virtualshareholdermeeting.com/NHI2021. Once properly admitted to the meeting, you will be able to vote your shares by following the instructions that will be available on the virtual meeting website. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the Meeting may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the Meeting. Instructions should also be provided on the voting instruction card provided by your broker, bank or other nominee. Shares held in street name may also be eligible for Internet or telephone voting.

Will my shares be voted if I do not sign and return my proxy form?

If your shares are registered in your name and you do not return your proxy form or do not vote at the Meeting, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares for you. Brokers normally have discretion to vote on routine matters, such as ratification of auditors, but not on non-routine matters, such as compensation proposals. The New York Stock Exchange rules provide that uncontested director elections are not considered routine matters and brokers do not have discretion to vote on any director election.

Can I change my vote after I return my proxy form?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing either a written notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting and inform the corporate secretary that you wish to revoke or replace your proxy. Your virtual attendance at the Meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by the Company at or prior to the Meeting.

How many votes are needed to hold the Meeting?

As of the Record Date, the Company had a total of 45,459,001 shares of outstanding common stock. A majority of the Company’s outstanding shares as of the Record Date (a quorum) must be present at the Meeting in order to hold the Meeting and conduct business. Shares are counted as present at the Meeting if: (a) a shareholder attends and votes his or her shares at the Meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”). A share, once represented for any purpose at the Meeting, is deemed present for purposes of determining a quorum for the Meeting (unless the Meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the Meeting.

What is the Board of Directors’ recommendation and how will my shares be voted?

The Board of Directors recommends a vote (1) FOR the election of Ms. Swafford, Mr. Webb and Mr. Mendelsohn as Directors of NHI; (2) FOR the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement; and (3) FOR ratification of the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2021. If properly signed and returned in time for the Meeting, the enclosed proxy will be voted in accordance with the choices specified thereon. If you return a signed proxy, but do not specify a choice, the persons named as the proxy holder on the proxy form will vote as recommended by the Board of Directors. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to such matters. Abstentions will be counted as shares that are present for purposes of determining the presence of a quorum, but are not considered votes cast with respect to the tabulations of votes cast on proposals presented to shareholders. Each proposal is tabulated separately.

Can I vote on other matters or submit a proposal to be considered at the Meeting?

The Company has not received timely notice of any shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be considered at the Meeting. Shareholders may submit matters for a vote without inclusion in this proxy statement only in accordance with Rule 14a-4(c) or the Company’s bylaws. The Company does not intend to present any other business at the Meeting and does not know of any other business intended to be presented other than as discussed or referred to in this proxy statement as the date specified in the Company’s bylaws for advance notice of proposals by shareholders has passed. If any other matters properly come before the Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy in the manner as the Board of Directors may recommend, or in their discretion, in each case to the extent permitted under the U.S. securities laws.

It is contemplated that the Company’s 2021 annual meeting of shareholders will take place in May 2022. Shareholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2022 annual meeting pursuant to Rule 14a-8 if such proposals are received by the Company before the close of business on November 19, 2021 and otherwise comply with the requirements of Rule 14a-8. For shareholders seeking to present a proposal at the 2022 annual meeting without inclusion of such proposal in the Company’s proxy materials, the proposal should be received by the Company by March 4, 2022, but not before December 6, 2021.

Can I nominate an individual to serve as a director?

    If you wish to nominate an individual at the 2022 annual meeting to serve as a director, our Bylaws require that you deliver timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary upon written request), the proposed nominee’s written consent to nomination and the additional information and requirements as set forth in our Bylaws. For a shareholders’ notice to the Secretary to be timely under our Bylaws, it must be delivered to or mailed and received at our principal executive offices by March 4, 2022, but not before December 6, 2021.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?

There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this proxy statement

EQUITY OWNERSHIP OF CERTAIN PRINCIPAL BENEFICIAL OWNERS

    The following information is based upon filings made by the persons or entities identified below with the SEC. Except as set forth below, on the Record Date, no person was known to us to own beneficially more than 5% of the outstanding common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(3)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,488,920	(1)	14.27%
Common Stock	BlackRock Inc. 55 East 52nd Street New York, NY 10022	4,475,657	(2)	9.85%
(1) Based solely on the information in Amendment Number 15 to Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc., which has shared voting power with respect to 154,827 shares, sole dispositive power with respect to 6,298,599 shares and shared dispositive power with respect to 190,321 shares.
(2) Based solely on the information in Amendment Number 11 to Schedule 13G/A filed with the SEC on January 8, 2021 by BlackRock, Inc., which has sole voting power with respect to 4,374,449 shares and sole dispositive power with respect to 4,475,657 shares.
(3) The percentages shown are based on 45,459,001 shares of common stock outstanding

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table shows the beneficial ownership, reported to us as of the Record Date, of our common stock of each director, each director nominee and each executive officer listed in the table below, and of the directors and executive officers as a group:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Common Stock	W. Andrew Adams	1,226,153	(2)	2.69%
Common Stock	Robert A. McCabe, Jr.	66,988	(3)	*
Common Stock	Robert T. Webb	168,155	(4)	*
Common Stock	James R. Jobe	64,479	(5)	*
Common Stock	Charlotte Swafford	125,185	(6)	*
Common Stock	Robert G. Adams	656,490	(7)	1.44%
Common Stock	D. Eric Mendelsohn	252,586	(8)	*
Common Stock	Kristin S. Gaines	221,276	(9)	*
Common Stock	Kevin C. Pascoe	103,958	(10)	*
Common Stock	John L. Spaid	141,946	(11)	*
Common Stock	David L. Travis	14,166	(12)	*
Common Stock	All Directors and Executive Officers as a group - 11 persons	3,041,382	(13)	6.55%
* Less than 1%
(1) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power. The percentages shown are based on 45,459,001 shares of common stock outstanding plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of the Record Date.
(2) Includes options to purchase 115,000 shares of common stock and 11,707 shares of common stock owned by Mr. Adams’ spouse. Also includes 54,186 shares owned by three trusts for which Mr. Adams is a trustee and 803,784 shares owned by limited partnerships controlled by Mr. Adams. Also includes 222,307 shares which are owned by a private foundation of which he is a director; however, Mr. Adams expressly disclaims ownership in these shares.
(3) Includes options to purchase 50,000 shares of common stock.
(4) Includes options to purchase 75,000 shares of common stock and 29,816 shares owned by Mr. Webb’s spouse.

(5) Includes options to purchase 50,000 shares of common stock, 13,979 shares owned jointly with Mr. Jobe’s spouse and 500 held in an IRA.
(6) Includes options to purchase 25,000 shares of common stock and 100,185 shares owned by a limited partnership controlled by Ms. Swafford.
(7) Includes options to purchase 25,000 shares of common stock and 168,000 shares owned by two trusts for which Mr. Robert Adams is the trustee and 339,579 shares owned by two limited partnerships controlled by Mr. Robert Adams. Also includes 40,000 shares owned by a private foundation, 63,044 shares owned by two limited partnerships and 20,867 shares owned by two trusts for which Mr. Robert Adams is the investment advisor and for which Mr. Robert Adams disclaims beneficial ownership. Of these shares, 339,579 are pledged as security for a loan by Mr. Robert Adams.
(8) Includes options to purchase 208,330 shares of common stock.
(9) Includes options to purchase 176,667 shares of common stock. Of these shares, 33,921 are pledged as security for a loan by Ms. Gaines.
(10) Includes options to purchase 73,333 shares of common stock. Of these shares, 30,625 are pledged as security for a margin loan by Mr. Pascoe, which loan has a current balance of $0.
(11) Includes options to purchase 130,667 shares of common stock.
(12) Includes options to purchase 14,166 shares of common stock.
(13) Includes options to purchase 943,163 shares of common stock.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

NHI is currently managed by a seven-person Board of Directors. On February 17, 2021, the Board approved expanding the Board from six to seven members and appointed Mr. Mendelsohn to fill the vacancy effective immediately. A director may be removed from office for cause only. Officers serve at the pleasure of the Board of Directors for a term of one year. The following table gives information about our directors and executive officers:

Name	Age	Director Since	Position	Expiration of term
W. Andrew Adams	75	1991	Chairman of the Board	2023
Robert G. Adams	74	2020	Director	2022
James R. Jobe	59	2013	Director	2022
Robert A. McCabe, Jr.	70	2001	Director	2023
Charlotte A. Swafford	73	2020	Director	2021
Robert T. Webb	76	1991	Director	2021
D. Eric Mendelsohn	59	2021	Director, President & CEO	2021
Kristin S. Gaines	49	—	Chief Credit Officer	—
Kevin C. Pascoe	41	—	Chief Investment Officer	—
John L. Spaid	61	—	CFO and EVP - Finance	—
David L. Travis	46	—	Chief Accounting Officer	—

Director Nominees

The Board of Directors approved the expansion of the Board to seven members at the February 17, 2021 Board meeting and approved the Nominating and Corporate Governance Committee’s nomination of Mr. Mendelsohn to fill the vacancy as of February 17, 2021. While Mr. Mendelsohn joined the Board in February 2021, he is to be considered for re-election at the Meeting. Mr. Mendelsohn is the President and CEO of NHI, and as such is not an independent director.

D. Eric Mendelsohn (non-Independent Director) joined NHI in January 2015 as Executive Vice President of Corporate Finance. He was named interim CEO in August 2015 and Chief Executive Officer and President on October 5, 2015. Mr. Mendelsohn became a director in February 2021. He has over 15 years of healthcare real estate and financing experience. Previously, Mr. Mendelsohn was with Emeritus Senior Living for 9 years, most recently as a Senior Vice President of Corporate Development where he was responsible for the financing and acquisition of assisted living properties, home health care companies, administration of joint venture relationships and executing corporate finance strategies. Prior to Emeritus, Mr. Mendelsohn was with the University of Washington as a Transaction Officer where he worked on the development, acquisition and financing of research, clinic and medical properties. Prior to that, Mr. Mendelsohn was a practicing transaction attorney, representing lenders and landlords. Mr. Mendelsohn has a Bachelor of Science degree from American University in International Relations, a Law Degree from Pepperdine University, and a Masters (LLM) in Banking and Finance from Boston University. Mr. Mendelsohn is a member of the Florida and Washington State Bar Associations.

It is not anticipated that Mr. Mendelsohn will be appointed to any committees of the Board, given that he is not an independent director. He will not receive any additional compensation as a result of his appointment to the Board of Directors Mr. Mendelsohn is the only management member of the Board of Directors and as such the Board of Directors concluded that his perspective is important in developing the strategic and operation direction of the Company and thus Mr. Mendelsohn should serve as a director of the Company based on his role as Chief Executive Officer and his executive experience in the senior care industry.

Charlotte A. Swafford (Independent Director) joined the NHI Board on May 6, 2020. She served as Senior Vice President and Treasurer of National Healthcare Corporation (“NHC”) from 1985 until her retirement on December 31, 2016. She joined NHC in 1973 and served as Staff Accountant, Accounting Manager and Assistant Treasurer. NHC served as the Company's Investment Advisor from 1991 through October 2004 and as a result, Ms. Swafford served as Treasurer of the Company during that period. She has not provided any services to the Company since October 2004. Ms. Swafford has a Bachelor of Science degree from Tennessee Technological University. Ms. Swafford is a member of the Audit Committee and Nominating and Corporate Governance Committee.

The Board of Directors concluded that Ms. Swafford should serve as a Director of the Company based on her extensive healthcare and financial background.

Robert T. Webb (Independent Director) has served as a director of the Company since its inception in 1991. Mr. Webb is the owner of commercial buildings in the Middle Tennessee area and is a subdivision developer. Additionally, Mr. Webb is the Vice President and Treasurer of Webb’s Refreshments, Inc., which has been in operation serving the Middle Tennessee area since 1976. Mr. Webb served as President of Webb’s Refreshments until that position was assumed by his son in 2010. He attended David Lipscomb College and received a Bachelor of Arts in business marketing from Middle Tennessee State University in 1969. Mr. Webb is Chairman of NHI’s Compensation Committee, and is a member of the Audit Committee and Nominating and Corporate Governance Committee.

The Board of Directors concluded Mr. Webb should serve as a director of the Company based on his extensive real estate business experience, his leadership qualities and his independence from the Company.

Continuing Directors

Robert G. Adams (Independent Director) joined NHI as a director on May 6, 2020. He was with NHC for 45 years. He became chairman of the board of NHC on January 1, 2009 and served as chief executive officer of NHC from November 1, 2004 until December 31, 2016. Mr. Robert Adams retired from his position as NHC CEO effective December 31, 2016 but remains non-executive Chairman of the NHC board. He has extensive long-term health care experience, including serving NHC as a healthcare center administrator and Regional Vice President. NHC served as the Company's Investment Advisor from 1991 through October 2004 and as a result, Mr. Robert Adams served as Vice President of the Company during that period. He has not provided any services to the Company since October 2004. Mr. Robert Adams has a Bachelor of Science degree from Middle Tennessee State University. He also served on the board of National Health Realty, Inc. from December 1997 through October 2007. Mr. Robert Adams is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. He is the brother of W. Andrew Adams.

The Board of Directors concluded Mr. Robert Adams should serve as a director of the Company because he provides a valuable perspective regarding the long-term healthcare industry and brings his NHC experience in all aspects of the Board’s deliberations.

W. Andrew Adams (Independent Director) has been our Chairman of the Board of Directors since our inception in 1991. Mr. Andrew Adams served as both President and Chief Executive Officer of the Company from our inception until his retirement as President in February 2009 and as Chief Executive Officer in March 2011. Mr. Andrew Adams was President and Chief Executive Officer of NHC until he resigned those positions in 2004. He remains on NHC’s Board of Directors and served as Chairman of the Board until 2008. Mr. Andrew Adams served as President of National Health Realty, Inc. (“NHR”) from 1997 until November 2004 and served as Chairman of the Board of NHR until its merger with NHC in 2007. Effective January 16, 2017, Mr. Andrew Adams was appointed to the Governing Board of Middle Tennessee State University. Mr. Andrew Adams has previously served on the Boards of Assisted Living Concepts, SunTrust Bank, David Lipscomb University and the Boy Scouts of America. He received his Bachelor of Science and Master of Business Administration degrees from Middle Tennessee State University. He is the brother of Robert G. Adams.

The Board of Directors concluded Mr. Andrew Adams should serve as a director of the Company based on his prior role as Chief Executive Officer of the Company, extensive experience in the healthcare and REIT industries and his thorough understanding of the Company. Mr. Andrew Adams has not been an officer of the Company since February 28, 2011 and based on the SEC rules, the NYSE rules and the Company’s amended bylaws, the Board has determined that he is an independent director.

James R. Jobe (Independent Director) joined NHI as a director in April, 2013. Mr. Jobe is a partner in the accounting firm of Jobe, Hastings & Associates, CPA’s, established in 1984 in Murfreesboro, Tennessee. In that capacity, he has provided accounting and consulting services in the healthcare and long-term care industries for over 30 years. Mr. Jobe previously served as an independent director of National Health Realty, Inc., a publicly-traded real estate investment trust, until its merger with NHC in 2007. He received his Bachelor of Business Administration in Accounting from Middle Tennessee State University in 1984 and became a certified public accountant in 1986. Mr. Jobe is Chairman of NHI’s Nominating and Corporate Governance Committee, and is a member of the Audit Committee and Compensation Committee.

The Board of Directors concluded that Mr. Jobe should serve as a director of the Company based on his public company director experience, his accounting experience within the long-term care industry, and his independence from the Company.

Robert A. McCabe, Jr. (Independent Director) has served as a director of the Company since February 2001. Mr. McCabe has been Chairman of Pinnacle Financial Partners in Nashville, Tennessee since August 2000. He began his banking career with the former Park National Bank of Knoxville, Tennessee (“PNB”) and held numerous executive positions with PNB and its successor, First American National Bank. In 1994, Mr. McCabe was appointed vice chairman of First American Corporation. In March 1999, he was appointed by First American to manage all banking and non-banking operations, a position he held until First American’s merger with AmSouth Bancorporation in October 1999. Mr. McCabe has served as chairman of the Nashville Chamber of Commerce and chairman of Nashville Electric Service, a municipal electric distribution company. Mr. McCabe is currently a director of Diversicare Healthcare Services, Inc. He was also a director of Goldleaf Financial Solutions, Inc. until its sale in 2009 and a director of SSC Services of Knoxville, Tennessee until 2010. Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President’s Organization, Chief Executives Organization, served as the past Chairman of the Board of Trustees of The Ensworth School and Cheekwood Botanical Gardens and Museum of Art. He is also the past chairman of the Middle Tennessee Boy Scout Council, the Nashville Symphony and the Nashville Downtown Partnership. Mr. McCabe received his Master of Business Administration degree from the University of Tennessee and completed the Advanced Management Program of Harvard Business School. Mr. McCabe is Chairman of NHI’s Audit Committee, and is a member of the Nominating and Corporate Governance Committee and Compensation Committee.

The Board of Directors concluded Mr. McCabe should serve as a director of the Company because of his extensive leadership experience, his understanding of finance, accounting and the banking industry, and his independence from the Company.

Executive Officers

Mr. Mendelsohn serves as NHI’s President and Chief Executive Officer as well as a director. Information on Mr. Mendelsohn is included above.

Kristin S. Gaines was appointed NHI’s Chief Credit Officer in February 2010. She joined NHI in 1998 as a Credit Analyst. During her tenure with NHI, Ms. Gaines has had a progressive career in the areas of real estate, finance and operations. Her experience has resulted in a breadth of expertise in underwriting, asset management and real estate transactions. Ms. Gaines holds a Master of Business Administration and a Bachelor of Business Administration in Accounting from Middle Tennessee State University.

Kevin C. Pascoe joined National Health Investors in June 2010 as Vice President of Asset Management. He was named Executive Vice President of Investments in January 2015 and was named Chief Investment Officer in February 2017. Mr. Pascoe oversees NHI’s business development, asset management, relationship management with existing tenants and conducts operational due diligence on NHI’s new investment opportunities. He has over 15 years of health care real estate background including his experience with General Electric - Healthcare Financial Services (“GE HFS”) (2006 – 2010) where he most recently served as a Vice-President. With GE HFS, he moved up through the organization while working on various assignments including relationship management, deal restructuring, and special assets. He also was awarded an assignment in the GE Capital Global Risk Rotation Program. Mr. Pascoe holds a Master of Business Administration and a Bachelor of Business Administration in Economics from Middle Tennessee State University.

John L. Spaid was named Chief Financial Officer in November 2019. He joined NHI in March 2016 as Executive Vice President of Finance. He oversees the Company’s banking relationships, financial transactions, accounting functions and SEC reporting. Mr. Spaid has over 30 years of experience in real estate, finance and senior housing. From November 2015 until joining NHI, Mr. Spaid provided consulting services to NHI, which services included acquisition underwriting analyses and Board presentations. Previously, Mr. Spaid was with Emeritus Senior Living as their Senior Vice President of Financial Planning and Analysis where he led corporate and operational financial analysis and support teams. His responsibilities included forecasting, investor presentation, annual budget, debt and lease obligation underwriting, M&A processes, financial modeling, due diligence, Board presentations and employee development from 2012 to 2014. Mr. Spaid was a member of the Sarbanes-Oxley compliance committee. Prior to Emeritus, Mr. Spaid was an independent financial consultant, who provided mergers & acquisition, work-out, and private equity consulting services from 2010 to 2011. He also served as the CFO of a regional assisted living and memory care provider in Redmond, Washington from 2008 to 2009. Mr. Spaid has a Bachelor of Business Administration degree with Honors from the University of Texas and an MBA degree with High Distinction from the University of Michigan.

David Travis was named Chief Accounting Officer on May 1, 2020. Mr. Travis has over 20 years of accounting and financial reporting experience, including over 13 years as a Chief Accounting Officer for publicly traded healthcare REITs. Prior to joining NHI, Mr. Travis was the Chief Accounting Officer with MedEquities Realty Trust from August 2014 through the completion of its merger with Omega Healthcare Investors (NYSE:OHI) in 2019. He was previously Senior Vice President and Chief Accounting Officer of Healthcare Realty Trust (NYSE:HR) from December 2006 until July 2014. Before joining Healthcare Realty Trust, Mr. Travis was an auditor at Ernst & Young LLP from 1996-2006. Mr. Travis earned his B.B.A. summa cum laude in accounting from the University of Memphis and is a Certified Public Accountant.

Board of Directors and Committees of the Board

Mr. W. Andrew Adams has served as our Chairman since the Company was founded in 1991. Mr. D. Eric Mendelsohn was named Chief Executive Officer in August 2015 and joined the Board in February 2021. During 2020, our Board of Directors was comprised of Mr. Andrew Adams as Chairman of the Board and five other independent directors. The Board of Directors has three standing independent committees with separate chairs: the Nominating and Corporate Governance Committee, Audit Committee, and Compensation Committee. During 2020, the Company did not have any management directors, but our corporate governance guidelines provide that our directors will meet in executive session at least annually and generally each quarter. As noted above, in February 2021, the Board expanded the Board size to seven members and added Mr. Mendelsohn as a director.

We believe that this leadership structure is effective for the Company. Our Chairman is charged with presiding over all meetings of the Board of Directors and our shareholders and providing advice and counsel to the CEO and our Company’s other officers regarding our business and operations. Further, our CEO and Chairman have an excellent working relationship. With 30 years of experience with NHI as its founder and Chairman, Mr. Andrew Adams is well positioned to provide our CEO with guidance, advice and counsel regarding our Company’s business, operations and strategy. We believe that having Mr. Andrew Adams as Chairman allows us to continue to draw upon his extensive knowledge of the REIT and healthcare industries.

Our full Board of Directors regularly engages in discussions of risk management and receives reports on risk management from members of management. Each of our Board committees also considers the risk within its areas of responsibility. Each of the independent committee chairs leads the Board in its role of risk oversight with respect to such committee’s area of responsibility. Thus, the Audit Committee leads the risk management oversight with respect to the Company’s financial statements, the Compensation Committee with respect to the Company’s compensation policies and the Nominating and Corporate Governance Committee with respect to Corporate Governance. Each of the committees will continue to lead risk oversight with respect to such committee’s area of responsibility and the Chairman will add additional risk oversight with respect to the Company as a whole. We believe this structure provides effective oversight of the risk management function.

The Board of Directors held nine meetings during 2020 and acted by four written consents. Each director attended more than 75% of the total number of meetings of the Board and each committee on which such director served. The Company strongly urges, but does not require, directors to attend the Annual Meeting of Shareholders. All directors were in attendance at the 2020 Annual Meeting.

The Board of Directors has determined that no director had a material relationship with the Company during 2020. Accordingly, Mr. Robert Adams, Mr. Andrew Adams, Mr. Jobe, Mr. McCabe, Ms. Swafford and Mr. Webb were “independent” directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange (“NYSE”), the SEC and the Company’s bylaws. Mr. Mendelsohn, who joined the Board in February 2021 is the CEO of the Company and is thus not an independent director.

The three standing committees of the Board of Directors are the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee, the charters of which are provided on our website at www.nhireit.com. During 2020, each committee was comprised of independent directors. Each committee is submitting a report in this proxy statement. Each committee adopted its respective charter, which provides that each committee elect a chairman. The committee meetings serve as the vehicle for addressing matters at a detailed level. During the Board of Directors meetings, there are regularly scheduled executive sessions of the independent directors with no members of management present. Mr. Andrew Adams, as chairman of the Board, leads the executive sessions.

The Audit Committee is comprised of four members consisting of Mr. McCabe as the Chairman, Mr. Jobe, Mr. Webb and Ms. Swafford. The Board of Directors has determined that the chairman of the Audit Committee, Mr. McCabe, meets the SEC’s definition of “audit committee financial expert” and all four members of the Audit Committee are “financially literate” as required by NYSE rules. The Company has determined that all of the members of the Audit Committee are independent, as independence for audit committee members is defined under the NYSE listing standards. We maintain an internal audit function as required by NYSE rules to provide management and the Audit Committee with ongoing assessment of our risk management processes and system of internal control over financial reporting. Since 2006, we have outsourced this internal audit function to Rodefer Moss & Co., a Tennessee regional accounting firm with significant experience in providing audit and non-audit related services to its SEC clients.

The Board of Directors has adopted the NHI Code of Business Conduct and Ethics, Corporate Governance Guidelines and the NHI Valuesline program, which are available on our website at www.nhireit.com. This proxy statement contains a description of our Valuesline program under the caption “Shareholder Communications.”

The Board has adopted a policy that prohibits employees, officers, and directors, or any of their designees, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. In addition, we have a policy that requires the pre-approval of our CFO before any employee, executive officer and Board member may pledge our Common Stock as collateral for a loan or for a margin account.

Corporate Sustainability

We believe that integrating environmental, social and governance, or ESG, initiatives into our strategic business objectives will contribute to our long-term success. Through our sustainability efforts, we seek to incentivize positive change and create value for our stakeholders. The following are some highlights of our corporate sustainability efforts:

Environmental

•We provide our triple net lease operators capital improvement allowances for the redevelopment, expansions and renovations at our properties which may include energy efficient improvements like LED lighting and low emission carpeting, recycled materials and solar power;
•We provide our development partners with capital to build new state-of-the-art properties with energy efficient components and design features;
•We obtain Phase I environmental and Phase 2 reports if warranted as part of our due diligence procedures when acquiring properties and attempt to avoid buying real estate with known environmental contamination;
•Our document retention practices strive to reduce paper usage and encourage electronic file sharing;
•We strive for efficiency and sustainability in our corporate headquarters, participate in a recycling program, and encourage our employees to reduce, reuse and recycle waste;
•We purchase carbon offsets to balance against the emissions that we produce in our low rise, stand alone corporate headquarters;

Social

•We employ individuals who possess a broad range of experiences, background and skills, and we believe that to continue to deliver long-term value to our stockholders, we must provide and maintain a work environment that attracts, develops, and retains top talent and affords our employees an engaging work experience that allows for career development and opportunities. Along with a competitive compensation program including incentive bonuses and a stock option plan, NHI provides a 401(k) plan with a safe harbor contribution, paid employee health insurance coverage and tuition reimbursement;
•We actively support charitable organizations within our community that promote health education and social well-being. During 2020, we donated approximately $48,000 to external charitable organizations that provide support services to the communities that sustain our residents, operating partners and employees, such as the ALZ foundation, our employee match program and other fundraising efforts which leverage our professional relationships with banks, law firms, and other key vendors;
•We support efforts to cure diseases that afflict our residents and loved ones by sponsoring and participating in local community events such as the Walk to End Alzheimer’s;
•We encourage our employees to support our local community by matching voluntary contributions through our company-wide Charity program;
•We support the Granger Cobb Institute with a continuing endowment to further educate students in pursuit of careers in senior housing;
•We support the Community Foundation of Middle Tennessee with a continuing endowment to support local charities; one of our corporate officers serves on the Board as well;

Governance

•We elected our first female director to the Board of NHI in 2020 and NHI’s workforce by gender is 55% female and 45% male; and
•We have designed our executive compensation to be aligned with shareholders by rewarding executives for growth in FAD and dividends.

COMMITTEE REPORTS

Report of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board of Directors in identifying and recommending candidates qualified to serve as directors of the Company, reviewing the composition of the Board of Directors, developing, reviewing and recommending governance policies and principles for the Company and reviewing periodically the performance of the Board of Directors. The process we follow with respect to director nominations is to identify qualified individuals for Board membership and recommend them to the full Board of Directors for consideration. This includes all potential candidates, whether initially recommended from management, other Board members or shareholders of the Company. Nominations by shareholders should be sent to National Health Investors, Inc., Attn: Nominating and Corporate Governance Committee, 222 Robert Rose Drive, Murfreesboro, Tennessee 37129. Any such nominations by shareholders shall include the candidate’s name, together with appropriate biographical information of the candidate and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least one year as of the date the recommendation is made. If the appropriate biographical information is provided on a timely basis, we will evaluate shareholder recommended candidates by following substantially the same process, and applying the same criteria, as we follow for candidates submitted by others. To be timely, a Shareholder’s nomination needs to be delivered to, or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 150 days prior to the anniversary of the last annual meeting of Shareholders.

In determining whether to recommend a candidate for the Board of Directors’ consideration, we look at diversity of experience and capabilities, with greater weight given to qualifications like an understanding of the healthcare industry, real estate, finance and accounting. The minimum and principal qualification of a director is the ability to act successfully on the shareholders’ behalf. We then evaluate each nominee and do an internal rank ordering. Existing Board members are automatically considered by us for a term renewal. We believe that the collective diversity of experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board of Directors to fulfill its responsibilities. We have not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

Our bylaws provide that directors in uncontested elections will be elected by a majority of votes cast. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will continue to be a plurality of votes cast.

In accordance with our bylaws, the Board will nominate for election or re-election as a Director only candidates who agree to promptly tender, following a failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by the Board. In addition, the Board will fill Director vacancies and new directorships only with candidates who agree to tender the same form of resignation.

If an incumbent Director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote, the Nominating and Corporate Governance Committee will act to determine whether to accept the Director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC. Any Director who tenders his or her resignation pursuant to this provision of our bylaws may not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

The Nominating and Corporate Governance Committee met three times during 2020 and acted by one written consent. On February 14, 2020, the Nominating and Corporate Governance Committee recommended expanding the Board to six members and nominated Mr. Robert Adams and Ms. Swafford to be recommended to the shareholders to fill the new vacancies. On February 17, 2021, the Nominating and Corporate Governance Committee recommended expanding the Board to seven members and nominated Mr. Mendelsohn to fill the new vacancy and nominated Ms. Swafford, Mr. Webb and Mr. Mendelsohn for re-election to the Board of Directors at the Meeting. Our nominees were assessed and chosen in accordance with our Committee’s charter.

This report submitted by the NHI Nominating and Corporate Governance Committee.

James R. Jobe, Chairman
Robert G. Adams
Robert A. McCabe, Jr.
Charlotte A. Swafford
Robert T. Webb

This report of the Nominating and Corporate Governance Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Report of the Audit Committee

The primary functions of the NHI Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (a) the Company’s systems of internal control regarding finance, accounting, legal compliance and ethical behavior; (b) the Company’s auditing, accounting and financial reporting processes; (c) the Company’s financial statements and other financial information provided by the Company to its shareholders, the public and others; (d) the Company’s compliance with legal and regulatory requirements; and (e) the performance of the Company’s internal audit function and independent auditors. The Committee has the sole authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors or nominate the independent auditors for shareholder approval. The Committee approves all audit engagement fees and terms of all non-audit engagements with the independent auditors.

During 2020, the Audit Committee met six times. At the 2020 Annual Meeting, shareholders ratified the Audit Committee’s selection of BDO USA, LLP (“BDO”) as the independent registered public accounting firm for the 2020 fiscal year. BDO was engaged to review the condensed consolidated financial statements set forth in our Quarterly Report on Form 10-Q for each of the first three quarters of 2020 and to audit the Company’s consolidated financial statements and effectiveness of internal control over financial reporting as of December 31, 2020, set forth in our Annual Report on Form 10-K for the year ended December 31, 2020. Our Company’s management has the primary responsibility for the preparation of the financial statements, effectiveness of internal control over financial reporting, and the periodic filings with the SEC.

The responsibility of BDO is to express an opinion on the conformity of the Company's audited consolidated financial statements with accounting principles generally accepted in the United States of America, and to express an opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and their reports dated February 22, 2021, expressed unqualified opinions thereon.

The Audit Committee (a) reviewed and discussed with management and BDO the quarterly and annual financial statements and disclosures of the Company contained in Form 10-Q and Form 10-K, respectively, (b) reviewed internal operating reports with management, and (c) made detailed inquiries of the Company’s internal auditor and independent auditor as part of the Committee’s review of the Company’s internal control over financial reporting. During Audit Committee meetings, the members met in executive session individually with the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the internal auditor and BDO, whenever the Audit Committee deemed it appropriate. The Audit Committee has discussed with BDO the matters required by the standards of the Public Company Accounting Oversight Board (“PCAOB”) and as required by the SEC. In addition, the Audit Committee has received from and discussed with BDO the written disclosures and letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and concluded that BDO remains independent from management and the Company.

In reliance on the reviews and discussions referred to above, the responsibilities outlined in the Restated Audit Committee Charter and legal requirements applicable for 2020, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

This report is hereby submitted by the NHI Audit Committee.

Robert A. McCabe, Jr., Chairman
James R. Jobe
Charlotte Swafford
Robert T. Webb

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Report of the Compensation Committee

The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of our executive officers and directors and to review and approve senior officers’ compensation. In evaluating and determining the Chief Executive Officer’s compensation, the Committee shall consider the results of the most recent shareholder advisory vote on executive compensation. The Compensation Committee met three times during 2020. All members were present at the meetings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is hereby submitted by the NHI Compensation Committee.

Robert T. Webb, Chairman
Robert G. Adams
James R. Jobe
Robert A. McCabe, Jr.

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

COMPENSATION DISCUSSION AND ANALYSIS

The objectives of our compensation programs are to actively motivate and retain qualified senior officers and other key employees who are responsible for our Company’s success. The compensation program is designed to reward our officers for the Company’s performance as a whole and for the officer’s individual effort in achieving the Company’s goals. Our compensation program includes the elements of (a) a base salary that is reflective of job responsibilities, expertise and market demands, (b) an annual bonus to reward individual effort in achieving the Company’s goals, and (c) share-based compensation to align the financial interests of our senior officers with those of our shareholders.

Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year. The key operational goals are a combination of each executive’s area of responsibility and the overall financial performance by the Company. In approving annual bonus awards, the Compensation Committee considers, among other factors, the Company’s revenue growth and profitability, the development and expansion of its business, the executive’s work during the year, past compensation, perceived contribution to the Company, level of responsibility, and any notable individual achievements or failings in the year in question. Those executives in a position to have a more significant impact on the financial performance of the Company are eligible to receive substantially larger bonuses than executives who are not in such a position. The Compensation Committee has not engaged a compensation consultant to date.

The Compensation Committee originally adopted a Cash Performance Incentive Plan in 2009, which plan is driven by the Company’s adjusted funds from operations (“AFFO”) and recurring dividend growth. Under the Cash Performance Incentive Plan, the named executive officers are entitled to an AFFO Bonus provided that the Company’s normalized AFFO increases by a percentage set by the Board each year, which for each year since its adoption has been set at 5% over the previous year’s normalized AFFO. In February 2021, the Compensation Committee reviewed the Cash Performance Incentive Plan and concluded that the AFFO Bonus should be driven by the Company’s normalized funds available for distribution (“FAD”). Thus for 2021, instead of the AFFO Bonus the executive officers will be entitled to a FAD Bonus provided the Company’s normalized FAD increases by 5% over the previous year’s normalized FAD. In addition, the named executive officers are entitled to a Dividend Bonus provided the Company’s recurring dividend increases at least 5% over the previous year’s recurring dividends.

The Compensation Committee specifically discussed and concluded that we do not believe our policies and practices of compensating our employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company because such policies and practices do not relate to risk management practices and risk-taking incentives. The Company’s say-on-pay proposal was approved by over 95% of the votes cast at the 2020 annual meeting (excluding broker non-votes). The Compensation Committee and the Board discussed of the results of such shareholder vote and, given the significant level of shareholder support, the Compensation Committee did not materially revise the Company’s compensation policies and decisions relating to the named executive officers as a result of such vote. The Compensation Committee will continue to consider the outcome of shareholder votes and other shareholder feedback in making future compensation decisions for the named executive officers.

D. Eric Mendelsohn

On February 14, 2020, Mr. Mendelsohn's salary for 2020 was set at $386,250 and his bonus goal was set at $700,000. Mr. Mendelsohn’s incentive plan for 2020 was based on (i) the Company achieving a 5% increase in the 2020 normalized AFFO over the 2019 normalized AFFO and (ii) the Company achieving a 5% increase in the 2020 recurring dividend payments over the 2019 recurring dividend payments. On January 21, 2021, the Compensation Committee awarded Mr. Mendelsohn a bonus of $350,000 for achieving the goal of a 5% increase in the recurring dividend. The 5% increase in the normalized AFFO was not achieved. In addition, the Board elected to pay Mr. Mendelsohn a discretionary bonus of $350,000 as a result of his performance for 2020 in addressing the significant issues related to COVID-19. Also on January 21, 2021, Mr. Mendelsohn was granted an option to purchase 125,000 shares of common stock at the closing price of our common stock on February 25, 2021. Mr. Mendelsohn’s option vests one-third on the date of grant and one-third on each of the first and second anniversary of the date of grant. On January 21, 2021 Mr. Mendelsohn's salary for 2021 was set at $397,838 and his bonus goal was set at $740,000. Mr. Mendelsohn’s incentive plan for 2021 is based on (i) the Company achieving a 5% increase in the 2021 normalized FAD over the 2020 normalized FAD and (ii) the Company achieving a 5% increase in the 2021 recurring dividend payments over the 2020 recurring dividend payments.

Other Named Executive Officers

Kristin S. Gaines

On February 14, 2019, Ms. Gaines’ salary for 2020 was set at $185,657 and her bonus goal was set at $330,000. Ms. Gaines’ incentive plan for 2020 was based on the Company achieving the normalized AFFO goal described above and the Company achieving the recurring dividend payment goal described above. Based on the foregoing, on January 21, 2021, the Compensation Committee granted Ms. Gaines a bonus of $165,000 for achieving the goal of a 5% increase in the recurring dividend. In addition, the Compensation Committee elected to pay Ms. Gaines a discretionary bonus of $165,000 as a result of her performance in the difficult year addressing COVID-19. In addition, on January 21, 2021, the Company granted Ms. Gaines an option to purchase 55,000 shares of our common stock at the closing price of our common stock on February 25, 2021. Ms. Gaines’ option vests one third on the date of grant and one third on each of the first and second anniversary of the date of grant. On January 21, 2021, Ms. Gaines’ salary for 2021 was set at $191,227 and her bonus goal was set at $345,000. Ms. Gaines’ incentive plan for 2021 is based on the Company achieving the normalized FAD goal described above and the Company achieving the recurring dividend payment goal described above.

Kevin C. Pascoe

On February 14, 2020, Mr. Pascoe’s salary for 2020 was set at $217,484 and his bonus goal was set at $375,000. Mr. Pascoe’s incentive plan for 2020 was based on the Company achieving the normalized AFFO goal described above and the Company achieving the recurring dividend payment goal described above. Based on the foregoing, on January 21, 2021, the Compensation Committee granted Mr. Pascoe a bonus of $187,500 for achieving the goal of a 5% increase in the recurring dividend. In addition, the Compensation Committee elected to pay Mr. Pascoe a discretionary bonus of $187,500 as a result of his performance in the difficult year addressing COVID-19. In addition, on January 21, 2021, the Company granted Mr. Pascoe an option to purchase 55,000 shares of our common stock at the closing price of our common stock on February 25, 2021. Mr. Pascoe’s option vests one third on the date of grant and one third on each of the first and second anniversary of the date of grant. On January 21, 2021, Mr. Pascoe’s salary for 2021 was set at $224,008 and his bonus goal was set at $400,000. Mr. Pascoe’s incentive plan for 2021 is based on the Company achieving the normalized FAD goal described above and the Company achieving the recurring dividend payment goal described above.

John L. Spaid

On February 14, 2020, Mr. Spaid’s salary for 2020 was set at $250,000 and his bonus goal was set at $275,000. Mr. Spaid’s incentive plan for 2020 was based on the Company achieving the normalized AFFO goal described above and the Company achieving the recurring dividend payment goal described above. Based on the foregoing, on January 21, 2021, the Compensation Committee granted Mr. Spaid a bonus of $137,500 for 2020 for achieving the goal of a 5% increase in the recurring dividend. In addition, the Compensation Committee elected to pay Mr. Spaid a discretionary bonus of $137,500 as a result of his performance in the difficult year addressing COVID-19. Also, on January 21, 2021, the Company granted Mr. Spaid an option to purchase 55,000 shares of our common stock at the closing price of our common stock on February 25, 2021. Mr. Spaid’s option vests one third on the date of grant and one third on each of the first and second anniversary of the date of grant. On January 21, 2021, Mr. Spaid’s salary for 2021 was set at $300,000 and his bonus goal was set at $350,000. Mr. Spaid’s incentive plan for 2021 is based on the Company achieving the normalized FAD goal described above and the Company achieving the recurring dividend payment goal described above.

David L. Travis

On May 1, 2020, Mr. Travis joined the Company as Chief Accounting Officer at an initial base salary of $200,000 and a bonus goal of $150,000, prorated based on the portion of the year he was with the Company, based on the same terms as the other named executive officers. He was also granted an option to purchase 7,500 shares of NHI common stock at the closing price of our common stock on May 1, 2020. Based on the foregoing, on January 21, 2021, the Compensation Committee granted Mr. Travis a bonus of $50,000 for 2020 for achieving the goal of a 5% increase in the recurring dividend. In addition, the Compensation Committee elected to pay Mr. Travis a discretionary bonus of $50,000 as a result of his performance in the difficult year addressing COVID-19. Also, on January 21, 2021, the Company granted Mr. Travis an option to purchase 35,000 shares of our common stock at the closing price of our common stock on February 25, 2021. Mr. Travis’ option vests one third on the date of grant and one third on each of the first and second anniversary of the date of grant. Mr. Travis’ salary for 2021 was set at $206,000 and his bonus goal was set at $165,000. Mr. Travis’ incentive plan for 2021 is based on the Company achieving the normalized FAD goal and the recurring dividend payment goal described above.

Equity Ownership Requirements.

The Company strongly encourages its officers to maintain a significant equity ownership in the Company. The Company has not felt the need to adopt a formal policy on equity ownership because its management has historically held significant amounts of NHI common stock. As of March 12, 2021, each named executive officer, owned stock (excluding options) with a value at more than eight times their annual base salary, except for Mr. Spaid who joined the Company in 2016 and Mr. Travis who joined the Company in 2020. Mr. Spaid owned stock (excluding options) with a value almost three times his annual base salary.

Role of Executive Officers in Determining Compensation

The Compensation Committee makes all final determinations with respect to executive officers’ compensation, based on information provided by management and an appraisal of the Company’s financial status. The Chief Executive Officer does make recommendations to the Compensation Committee relating to the compensation of executive officers who directly report to him, but the Compensation Committee has full autonomy in determining executive compensation.

Tax and Accounting Considerations

The 2017 Tax Cuts and Jobs Act (the “Tax Act”) includes provisions that expand the tax deduction limitation under Section 162(m) of the Internal Revenue Code (“IRC”) for compensation paid to “Covered Employees”, including the named executive officers. Section 162(m) disallows an income tax deduction to any publicly-held corporation for compensation paid to certain executive officers that exceeds $1 million in any taxable year. The Tax Act expanded the definition of Covered Employees to include the Chief Financial Officer. Additionally, once an employee becomes a Covered Employee, they remain a Covered Employee regardless of future compensation levels. The Tax Act also removes the exception for “performance-based” compensation plans entered into or significantly modified after November 2, 2017. The Compensation Committee will periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. However, the Compensation Committee retains the ability to evaluate the performance of the Company’s executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

2020 Summary Compensation Table

The following table sets forth the compensation earned by the Chief Executive Officer and President, Chief Financial Officer, Chief Credit Officer, Chief Investment Officer and Chief Accounting Officer at December 31, 2020, (collectively, the “named executive officers”) for their services in all capacities to the Company for the 2020, 2019 and 2018 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)(1)	Non-Equity Incentive Plan Comp. ($)(2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)	All Other Comp. ($)(3)	Total ($)
D. Eric Mendelsohn Chief Executive Officer and President	2020	386,250	350,000	—	694,230	350,000	—	8,550	1,789,030
	2019	375,000	325,000	—	775,113	325,000	—	8,400	1,808,513
	2018	350,000	380,000	—	561,758	500,000	—	8,250	1,800,008
Kristin S. Gaines Chief Credit Officer	2020	185,657	165,000	—	305,461	165,000	—	8,550	829,668
	2019	180,250	157,500	—	341,050	157,500	—	8,400	844,700
	2018	175,000	80,000	—	224,703	300,000	—	8,250	787,953
Kevin C. Pascoe Chief Investment Officer	2020	217,484	187,500	—	305,461	187,500	—	8,550	906,495
	2019	211,150	175,000	—	341,050	175,000	—	8,400	910,600
	2018	205,000	160,000	—	224,703	325,000	—	8,250	922,953
John L. Spaid(4) CFO and EVP, Finance	2020	250,000	137,500	—	305,461	137,500	—	8,550	839,011
	2019	184,212	112,500	—	294,543	112,500	—	8,400	712,155
	2018	168,096	80,000	—	190,998	200,000	—	8,250	647,344
David L. Travis(5) Chief Accounting Officer	2020	133,333	50,000	—	62,255	50,000	—	4,116	299,704

(1) Represents amounts to be expensed by us over the vesting period for grants made to executive officers. Such grants provide our executive officers the opportunity to purchase shares of NHI common stock at some future date at the fair market value of the stock on the date of the grant. The dollar value of the stock option grants is based on the grant date fair value. The grant date fair value is determined in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to the expense, refer to the Notes of NHI’s consolidated financial statements in Form 10-K for the years ended December 31, 2020, 2019 and 2018, as filed with the SEC. The grant date fair value does not represent cash received by the executive. Stock option grants are designed to provide long-term (up to ten years) incentives linked directly to the price of our common stock. Stock options add value to the recipient only when shareholders benefit from stock price appreciation.
(2) Represents the amount earned under the Cash Performance Incentive Plan described above and in each case was paid in February of the year following the reporting year.
(3) Represents employer contributions to NHI’s 401(k) Plan.
(4) Mr. Spaid was named Chief Financial Officer on November 7, 2019. Mr. Spaid’s annual salary was increased to $250,000 upon his promotion to Chief Financial Officer.
(5) Mr. Travis was named Chief Accounting Officer on May 1, 2020.

Grants of Plan-Based Awards in 2020

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(2)
			Threshold ($)	Target ($)(1)	Maximum ($)
D. Eric Mendelsohn	2/14/2020	2/21/2020	—	700,000	—	—	125,000	90.79	5.55
Kristin S. Gaines	2/14/2020	2/21/2020	—	330,000	—	—	55,000	90.79	5.55
Kevin C. Pascoe	2/14/2020	2/21/2020	—	375,000	—	—	55,000	90.79	5.55
John L. Spaid	2/14/2020	2/21/2020	—	275,000	—	—	55,000	90.79	5.55
David L. Travis	4/17/2020	5/01/2020	—	150,000	—	—	7,500	53.76	8.30
(1) Amounts represent target bonus for 2020. The target amount is based on the executive achieving each bonus target described above. The amount actually paid under this non-equity incentive plan is included in the Bonus and Non-Equity Incentive Plan columns of the Summary Compensation Table.

(2) The grant date fair value is determined in accordance with ASC Topic 718 and does not represent cash received by the named executive officers in 2020. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when shareholders benefit from stock price appreciation.

2020 Option Exercises and Stock Vested at Fiscal Year-End

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	(Spread) Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
D. Eric Mendelsohn	33,334	435,009	—	—
	41,666	979,151	—	—
	41,668	1,075,451	—	—
	41,666	424,160	—	—
Kevin C. Pascoe	16,668	430,201	—	—
	18,333	198,546	—	—
	18,333	144,281	—	—
John L. Spaid	26,667	337,071	—	—
	14,332	330,926	—	—

2020 Outstanding Equity Awards at Fiscal Year-End

	Options Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
D. Eric Mendelsohn	41,666	41,668	79.96	2/21/2024	—	—
	41,666	83,334	90.79	2/21/2025	—	—
Kristin S. Gaines	33,334	—	74.78	2/22/2022	—	—
	33,334	—	64.33	2/20/2023	—	—
	36,666	18,334	79.96	2/21/2024	—	—
	18,333	36,667	90.79	2/21/2025	—	—
Kevin C. Pascoe	—	18,334	79.96	2/21/2024	—	—
	18,333	36,667	90.79	2/21/2025	—	—
John Spaid	28,168	—	64.33	2/20/2023	—	—
	31,666	15,834	79.96	2/21/2024	—	—
	18,333	36,667	90.79	2/21/2025	—	—
David L. Travis	2,500	5,000	53.76	5/1/2025	—	—
(1) all options granted to the named executive officers vest 1/3rd on the date of grant and 1/3 on each of the first and second anniversary.

Narrative Disclosure and Potential Payments upon Termination or Change-in-Control

Effective February 15, 2019, the Company and Mr. Mendelsohn entered into an amended and restated employment agreement (the “Amended Agreement”). The Amended Agreement has an initial term until December 31, 2020, automatically renews each year unless 90 days’ notice of intention not to renew is given by either party. The Amended Agreement provides an initial base salary of $350,000 and provides a Cash Performance Incentive Plan which is driven by the Company’s normalized adjusted funds from operation (“AFFO”) and recurring dividend growth as well as a discretionary bonus. The Amended Agreement also provides that Mr. Mendelsohn is subject to a 24 month non-compete and non-solicitation period following termination of his employment. The Amended Agreement further provides that if his employment is terminated due to a Without Cause Termination or Constructive Discharge (each as defined in the Amended Agreement), the Company will pay Mr. Mendelsohn a monthly fee equal to his then current base salary divided by 12 for up to 24 months provided Mr. Mendelsohn has not accepted new employment. If Mr. Mendelsohn had been terminated pursuant to a Without Cause Termination or a Constructive Discharge on December 31, 2020, Mr. Mendelsohn would have been entitled to severance payments equal to $32,187.50 a month up to a maximum of $772,500 provided that Mr. Mendelsohn did not become employed during that twenty-four month period. There is no provision in Mr. Mendelsohn’s employment agreement regarding a change in control, only the above described termination without cause.

At December 31, 2020, Mr. Mendelsohn held unvested options to purchase 125,002 shares of common stock. The 2012 Stock Option Plan and the 2019 Stock Incentive Plan provide that a dissolution or liquidation of the Company or a merger, consolidation or acquisition in which the Company is not the surviving corporation shall cause the vesting date of each outstanding option to accelerate. Thus, if such an event had occurred at December 31, 2020, Mr. Mendelsohn would have received value equal to $0 based on the number of unvested options that would have vested upon such event multiplied by the difference between the exercise price of such unvested options and $69.17, the closing market price of the Company’s common stock on December 31, 2020.

Pay Ratio Disclosure

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires reporting companies to disclose the ratio of the annual compensation of the company's median employee to the annual compensation of its principal executive officer.

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create shareholder value. For 2020, the total compensation of our CEO as reported in the Summary Compensation Table was $1,789,030 and for the median employee was $221,635. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2020 was approximately 8 to 1.

Our CEO to median pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. We identified the median employee by examining the 2020 total compensation for our 23 individual employees, excluding our CEO, who were employed by us on December 1, 2020, the first day of the last month of our fiscal year. We did not make any assumptions, adjustments or estimates with respect to total compensation. We believe the total compensation for all employees is a consistently applied compensation measure.

After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Compensation

During 2020, the independent directors received compensation for their Board service in the amount of $7,500 per meeting attended. The Chairman of our Audit Committee receives an additional $2,500 per meeting of the Audit Committee. Each Director also received fully vested options to purchase 25,000 shares of Company stock based on the closing price of NHI’s shares on February 25, 2021, the third business day following the filing of the Company’s Annual Report on Form 10-K. Additionally, the Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company. We do not pay any retainer fees and only compensate directors for meetings attended. In addition, our option grants only have value if the Company’s stock price increases. We believe our director compensation package is reasonable.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1)($)	Non-Equity Incentive Plan Comp.($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp. ($)	Total ($)
W. Andrew Adams	60,000	—	136,592	—	—	—	196,592
Robert T. Webb	60,000	—	136,592	—	—	—	196,592
Robert A. McCabe, Jr.	72,500	—	136,592	—	—	—	209,092
James R. Jobe	60,000	—	136,592	—	—	—	196,592
Charlotte Swafford	37,500	—	—	—	—	—	37,500
Robert G. Adams	37,500	—	—	—	—	—	37,500
(1) This represents the amount of stock compensation expense recorded by the Company in 2020 for the annual grant of 25,000 option shares to each independent director on the third day following the Company’s annual earnings release. The exercise price of the options is the closing price of our common stock on the NYSE on the day the options are granted. The options vest immediately.

Equity Compensation Plans

The Company currently has two stock option plans, the 2012 Stock Option Plan (“2012 Plan”) and the 2019 Stock Incentive Plan (“2019 Plan” and collectively with the 2012 Plan, the”Plans”).

The Compensation Committee may grant Stock Appreciation Rights (“SAR”) under the Plans. The terms and conditions of each SAR granted under the Plans shall be as specified by the Compensation Committee, in its sole discretion, and must be set forth in a written agreement between the Company and the participant, and shall be clearly identified therein as a SAR.

Incentive stock options may be granted only to employees of the Company or its subsidiaries. Non-statutory stock options and SAR awards may be granted under the Plans to employees and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been granted.

The 2012 Plan continued the long-standing automatic grant of non-statutory options to the independent directors of the Board. Pursuant to the terms of the 2012 Plan, as amended, independent directors received a fully vested option to purchase 25,000 shares once a year at the closing price of the shares on the third business day after the Company releases earnings for the prior year. The 2019 Plan does not contain the automatic grant of non-statutory options to the independent directors, however, the Board expects to continue to grant non-statutory options to each independent director in accordance with its past practice.

The Compensation Committee determines when options become exercisable. The means of payment for shares issued upon exercise of an award will be specified in each award agreement. Under the Plans, the exercise price may be payable in cash or by tendering shares of stock acceptable to the Compensation Committee valued at fair market value as of the day of exercise, including from the shares issuable upon exercise, or in any combination thereof, as determined by the Compensation Committee. In addition, the Compensation Committee may permit a participant to elect to pay the exercise price upon the exercise of an incentive stock option or non-qualified stock option by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the incentive stock option or non-qualified stock option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise. For non-qualified stock options and stock received upon the exercise of SARs, the option holder or stock recipient must also pay the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company, which amount can be withheld by reducing the number of shares issued by the number of shares with a fair market value equal to the amount required to be withheld.

The federal income tax consequences to the Company, its affiliates and their employees of awards under the Plans are complex and subject to change. There typically will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option. If the participant holds shares acquired through the exercise of an incentive stock option for the later of two years after the date the option was granted or one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he/she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Code. While the exercise of an incentive stock option does not result in current, taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant’s alternative minimum tax income.

Non-qualified stock options granted under the Plans do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

At March 12, 2021, there were no shares available for grant under the 2012 Plan and 2,117,336 shares available for grant under the 2019 Plan. At March 12, 2021, there were options to purchase 807,005 shares of common stock outstanding under the 2012 Plan and options to purchase 878,833 shares of common stock outstanding under the 2019 Plan.

Equity Compensation Plan Information. The following table provides aggregate information as of December 31, 2020, with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column(a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,033,838	$83.54	2,769,336
Equity compensation plans not approved by security holders	None	N/A	N/A

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The aggregate professional fees billed by BDO for each of the following categories of services for the past two years are set forth below:

	2020	2019
Audit Fees(1)	$758,628	$675,563
Audit-Related Fees(2)	$—	$105,000
Tax Fees	—	—
All Other Fees	—	—
(1) Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting, quarterly reviews of the Company’s unaudited interim consolidated financial statements, review of SEC comment letters, and consultation on significant accounting matters of $539,140 and $564,969, respectively, for 2020 and 2019, and fees in connection with the Company’s registration statements and comfort letters for offerings in 2020 and 2019 of $219,488 and $110,594, respectively.
(2) Fees for audit-related services to the Company include debt compliance procedures of $0 and $105,000 for 2020 and 2019, respectively.

The Audit Committee exercised its responsibility to pre-approve all services provided by BDO within the categories listed above. The Audit Committee delegates to the Chairman of the Committee the authority to pre-approve fees for services to be provided by BDO until a formal annual audit plan and fee estimate is presented to a regularly scheduled meeting of the Audit Committee for review and approval.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, the Company’s Compensation Committee consisted of Mr. Webb, Mr. Robert Adams, Mr. McCabe and Mr. Jobe. None of the members of the Compensation Committee have ever been officers or employees of the Company, although Mr. Robert Adams was an employee of NHC when NHC served as the Company’s Investment Advisor from 1991 through October 2004. No interlocking relationship exists between the members of the Company’s Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company. Mr. McCabe is the Chairman of Pinnacle Financial Partners and the Company has a banking relationship with Pinnacle and Mr. Robert Adams is the non-executive Chairman of NHC both as described under “Certain Relationships and Related Transactions.”

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file statements with the SEC and the NYSE of initial reports of ownership and reports of changes in ownership of such equity securities. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to file these reports within two business days of the transaction, and to furnish us with copies of all such forms they file.

To our knowledge, and based solely on review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2020, all filing requirements applicable to our executive officers, directors, and persons who beneficially own more than ten percent of our common stock were fulfilled and timely filed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

National HealthCare Corporation

As of December 31, 2020, we leased 42 facilities under two master leases to National HealthCare Corporation (“NHC”), a publicly-held company and the lessee of our legacy properties. The facilities leased to NHC consist of 3 independent living facilities and 39 skilled nursing facilities (4 of which are subleased to other parties for whom the lease payments are guaranteed to us by NHC). These facilities are leased to NHC under the terms of an amended master lease agreement originally dated October 17, 1991 (the “1991 lease”) which includes our 35 remaining legacy properties and a master lease agreement dated August 30, 2013 (the “2013 lease”) which includes 7 skilled nursing facilities acquired from a third party.

The 1991 lease has been amended to extend the lease expiration to December 31, 2026. There are two additional 5-year renewal options, each at fair rental value of such leased property as negotiated between the parties and determined without including the value attributable to any improvements to the leased property voluntarily made by NHC at its expense. Under the terms of the lease, the base annual rental is $30,750,000 and rent escalates by 4% of the increase, if any, in each facility’s revenue over a 2007 base year. The 2013 lease provides for a base annual rental of $3,450,000 and has a lease expiration of August 2028. Under the terms of the 2013 lease, rent escalates 4% of the increase, if any, in each facility’s revenue over a 2014 base year. For both the 1991 lease and the 2013 lease, we refer to this additional rent component as “percentage rent.” During the last three years of the 2013 lease, NHC will have the option to purchase the facilities for $49,000,000.

Of our total revenues, $37,820,000 (11%), $38,131,000 (12%), $37,843,000 (13%) in 2020, 2019, and 2018, respectively, were derived from NHC.

The chairman of our board of directors is also a director on NHC’s board of directors and one of our directors is the chairman of the NHC’s board of directors. As of December 31, 2020, NHC owned 1,630,462 shares of our common stock.

Pinnacle Financial Partners

We have a primary banking relationship with Pinnacle Financial Partners (“Pinnacle”), the largest bank in the Nashville market area. Mr. McCabe is Chairman of the Board of Directors of Pinnacle and, based upon the advice of our legal counsel, our banking relationship with Pinnacle is not prohibited by law or regulation.

    In addition, Pinnacle is a participating bank in our amended $800,000,000 senior unsecured credit facility dated August 2017. The credit facility is provided by Wells Fargo, as Administrative Agent, the Swing Line Lender and the Issuing Bank, with Pinnacle National Bank as a participating bank. Pursuant to the Credit Agreement, Pinnacle committed to fund a maximum of $50,000,000 of the credit facility. Our Board of Directors has reviewed these relationships between the Company and Pinnacle and determined that Mr. McCabe remains an independent director in compliance with the NYSE rules.

Policy Regarding Related Party Transactions

The Company has a policy that any related party transaction must be reviewed and approved by the Audit Committee of the Board. This related party policy is in writing and is a part of the Audit Committee Charter which is published on our website. The Audit Committee applies this policy to any transaction, arrangement or relationship in which NHI or any of its subsidiaries or affiliates is a participant and the amount involved exceeds $120,000 and in which an executive officer, director, director nominee or 5% shareholder (or their immediate family members) (each of whom we refer to as a “related party”) has a direct or indirect material interest. Any transactions between NHI and its officers, directors and affiliates will be on terms as favorable to NHI as can be obtained from unaffiliated third parties.

PROPOSAL I
ELECTION OF DIRECTORS

Pursuant to our Articles of Incorporation, the directors have been divided into three groups. Each group is elected for a three-year term and only one group is up for election each year. The Company’s Articles of Incorporation provide that the number of directors to be elected by the shareholders shall be at least three and not more than 15, as established by the Board of Directors from time to time. The number of directors was set at six; however, on February 17, 2021, the Board of Directors expanded the number of directors to seven and Mr. Mendelsohn was appointed to the Board. Thus, three current directors have been nominated for re-election at the May 4, 2021 meeting, including Mr. Mendelsohn, for a term of three years or until their successors are duly elected and qualified. On February 17, 2021, the Board’s Nominating and Corporate Governance Committee recommended and the full Board nominated Mr. Mendelsohn, Ms. Swafford and Mr. Webb for re-election to the Board of Directors. NHI’s Bylaws require that Directors be elected by a majority of the votes cast. If a proxy does not specifically vote against the election of Mr. Mendelsohn, Ms. Swafford and/or Mr. Webb, your proxy holder intends to vote for the election of Mr. Mendelsohn, Ms. Swafford and Mr. Webb to hold office as a director for the term described above or until their successor has been duly elected and qualified.

If any of Mr. Mendelsohn, Ms. Swafford or Mr. Webb become unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder, to the extent permitted under the federal securities laws.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
MR. MENDELSOHN, MS. SWAFFORD AND MR. WEBB AS PROVIDED IN PROPOSAL I.

PROPOSAL II
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. The Company is asking its shareholders to indicate their support for its named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation paid to the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Company is asking its shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

We believe that our executive compensation is designed to reward our officers for the Company’s performance as a whole and for each officer’s individual effort in achieving the Company’s goals. Our compensation program includes the elements of (a) a base salary that is reflective of job responsibilities, expertise, and comparability to the same positions with companies in our peer group, (b) an annual bonus to reward individual effort in achieving the Company’s goals, and (c) share-based compensation to align the financial interests of our senior officers with those of our shareholders. Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year and are significantly tied to the Company’s achievement of normalized adjusted funds from operation and recurring dividend payment goals. We believe that these goals are aligned with the interests of our shareholders.

The “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, will consider the shareholders’ concerns and the Board of Directors and Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Company has elected to hold the “say-on-pay” vote every year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT AS PROVIDED IN PROPOSAL II.

PROPOSAL III
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has retained BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Although a shareholder vote is not required, the Board of Directors submits this accounting firm for approval by the shareholders as a matter of good corporate governance. BDO has audited the Company’s consolidated financial statements since 2004, and has also provided the required Sarbanes-Oxley §404 attestation.

The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the ratification of the Audit Committee’s selection of BDO as our independent registered public accounting firm. If the shareholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, although the Audit Committee would not be required to select a different independent registered public accounting firm for the Company. The Audit Committee retains the power to select another firm as the independent registered public accounting firm for the Company to replace the firm whose selection was ratified by the Company’s shareholders in the event the Audit Committee determines that the best interest of the Company warrants a change of its independent registered public accounting firm.

Representatives of BDO are expected to be present at the Meeting and will be given the opportunity to address the shareholders and respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AS PROVIDED IN PROPOSAL III.

How We Count the Votes

*    Shares of common stock represented in person or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Company’s Secretary who will determine whether or not a quorum is present.

*    Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. As a result, abstentions will not have any effect on the voting results with respect to Proposal I, Proposal II or Proposal III.

*    If a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Accordingly, a “broker non-vote” may affect establishment of a quorum, but once a quorum is established, will have no effect on the voting on Proposal I, Proposal II or Proposal III.

*    A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the election of the director nominees and the approval of Proposal II and Proposal III.

SHAREHOLDER COMMUNICATIONS

How can shareholders communicate with the Company’s executive officers and Board of Directors?

The Board of Directors has created the “NHI Valuesline” program in order to enable interested parties to communicate with (on a non-identifiable basis if so desired) NHI executive officers, independent directors (including the independent directors as a group), and the NHI Board. The NHI Valuesline toll free number is 877-880-2974 and is answered by an independent contractor who transmits the communication to the Company’s corporate secretary and establishes a date by which the caller can obtain a response to the communication, if so requested. The corporate secretary will forward any inquiries to or about executive officers or directors to the Chairman of the Nominating and Corporate Governance Committee. The corporate secretary of the Company will coordinate any necessary communication and response.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This practice, which is commonly referred to as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. NHI and some brokers household proxy materials unless contrary instructions have been received from the affected shareholders. NHI will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to NHI via the following means of communication: by mail at 222 Robert Rose Drive Murfreesboro, Tennessee 37129, Attention: Investor Relations or by telephone at (615) 890-9100. You may also contact the above if you (and other shareholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.

Does the Company provide additional information on its website?

    The NHI website (www.nhireit.com) provides information on the Company, including all public filings (Form 10-Qs, 10-Ks, Statements of Beneficial Ownership, 8-Ks). We also maintain the following documents on the website:

*    Corporate Governance Guidelines
*    The Restated Audit Committee Charter
*    The Compensation Committee Charter
*    The Nominating and Corporate Governance Committee Charter
*    Valuesline Information
*    The NHI Code of Ethics

The Code of Ethics has been adopted for all employees, officers and directors of the Company. The website will also disclose whether there have been any material amendments or waivers to the Code of Ethics. To date there have been none.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request. All of our press releases for the last two years can be accessed through the site’s press release page. The website is updated regularly for any SEC filings and press releases. The contents of the website are not incorporated into this Proxy Statement.

Are there any other matters to be addressed at the Meeting?

We know of no other matters to be brought before the Meeting, but if other matters are properly brought up before or at the Meeting, the officers named in your proxy will vote as recommended by the Board of Directors on such matters, or if the Board of Directors does not give a recommendation, they will have discretion to vote in accordance with their best judgment on such matters, in each case to the extent permitted under the federal securities laws.

Your **Vote** Counts!

NATIONAL HEALTH INVESTORS, INC.

2021 Annual Meeting

Vote by May 03, 2021

11:59 PM ET

NATIONAL HEALTH INVESTORS, INC.
P.O. BOX 306041
NASHVILLE, TN 37230-6041

You invested in NATIONAL HEALTH INVESTORS, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 04, 2021.**

Get informed before you vote

View the Notice & Proxy Statement, Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 20, 2021. If you would like to request a copy of the material(s) for this and/or future shareholder meetings you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 04, 2021
2:00 PM CDT

Virtually at:
www.virtualshareholdermeeting.com/NHI2021

*Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors	
	Nominees:	
1a.	Robert T. Webb	For
1b.	Charlotte A. Swafford	For
1c.	D. Eric Mendelsohn	For
2.	Approve the advisory resolution approving the compensation of the named executive officers as disclosed in the accompanying Proxy Statement.	For
3.	Ratify the audit committee's selection of BDO USA, LLP as independent registered public accounting firm for the year ending December 31, 2021.	For

NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.

NATIONAL HEALTH INVESTORS, INC.
P.O. BOX 306041
NASHVILLE, TN 37230-6041

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/03/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/03/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Robert T. Webb	☐	☐	☐
1b. Charlotte A. Swafford	☐	☐	☐
1c. D. Eric Mendelsohn	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. Approve the advisory resolution approving the compensation of the named executive officers as disclosed in the accompanying Proxy Statement.	☐	☐	☐
3. Ratify the audit committee's selection of BDO USA, LLP as independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000492295_1 R1.0.0.169

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

NATIONAL HEALTH INVESTORS, INC.
222 Robert Rose Drive
Murfreesboro, Tennessee 37129
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints D. Eric Mendelsohn and John L. Spaid as Proxies, each of them with power of substitution, to represent and vote on behalf of the undersigned all of the shares of National Health Investors, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held via live webcast at www.virtualshareholdermeeting.com/NHI2021 on Tuesday, May 4, 2021 at 2:00 pm CDT and at any continuances thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the proposals listed on the reverse side more fully described in the Notice and Proxy Statement for the meeting (receipt whereof is hereby acknowledged).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.**

0000492295_2 R1.0.0.169

Continued and to be signed on reverse side